Exhibit 10.30
Summary of Director Compensation
Director Fees
The compensation of the non-employee directors of Pinnacle Entertainment, Inc. (the “Company”), is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. The fees that each non-employee director (other than the Chairman of the Board) or committee chair, received for his or her service, are the following:

•	An annual retainer of $66,000 effective as of May 22, 2012; prior to that date the annual retainer was $60,000;

•	An additional $20,000 retainer for the Chair of the Audit Committee;

•	An additional $20,000 retainer for the Chair of the Compensation Committee;

•	An additional $20,000 retainer for the Chair of the Corporate Governance and Nominating Committee;

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An attendance fee of $1,500 for each Board meeting or committee meeting, other than meetings of the Audit Committee (whether regularly scheduled meetings or special meetings). Effective as of May 22, 2012, the attendance fee of $500 for each telephonic special meeting of the Board was increased to $1,500; and

•	An attendance fee of $2,000 for each meeting of the Audit Committee (whether regularly scheduled or special meetings).
Director Fees Paid to the Chairman of the Board
The Chairman of the Board receives an annual retainer of $191,000 effective as of May 22, 2012; prior to that date the annual retainer was $185,000. The annual retainer paid to the Chairman of the Board is in lieu of the annual retainer of $66,000 paid to other directors and attendance fees for attending Board or committee meetings paid to other directors, except prior to May 22, 2012, when the Chairman of the Board was a member of the Compliance Committee, he received fees for attending meetings of the Compliance Committee (which are $1,500 per meeting).
Equity Grants
In 2012, the Company granted to each non-employee director who was then serving 10,000 options, which were granted on the date of the 2012 Annual Meeting of Stockholders. The exercise price for each option was the closing price of Company Common Stock on the date of grant. All of the options vested immediately upon the date of grant. In addition, the Company granted to each non-employee director who was then serving 6,000 restricted stock units, which were granted and vested on the date of the 2012 Annual Meeting of Stockholders.